Exhibit 99.1
Vail Resorts Contacts:
Investor Relations:  Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com
Vail Resorts Reports Certain Ski Season Metrics for the Season-to-Date Period Ended April 23, 2017
BROOMFIELD, Colo. - April 26, 2017 - Vail Resorts, Inc. (NYSE: MTN) today reported certain ski season metrics for the comparative periods from the beginning of the ski season through April 23, 2017, and for the prior year period through April 24, 2016. The reported ski season metrics are for our North American resorts, adjusted as if Whistler Blackcomb was owned in both periods using comparable exchange rates in each applicable period. The metrics exclude results from Perisher and our urban ski areas in both periods. The following data is interim period data and subject to fiscal quarter end review and adjustments.

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Season-to-date total lift ticket revenue at the Company’s North American mountain resorts, including an allocated portion of season pass revenue for each applicable period, was up 7.4% compared to the prior year season-to-date period.

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Season-to-date ancillary spending increased compared to the prior year, with ski school revenue up 4.5% and dining revenue up 3.3% at the Company’s North American mountain resorts. Additionally, retail/rental revenue for North American resort store locations was up 3.4% compared to the prior year season-to-date period.

•	Season-to-date total skier visits for the Company’s North American mountain resorts were down 2.8% compared to the prior year season-to-date period.

Commenting on the ski season metrics, Rob Katz, Chief Executive Officer, said, “We are pleased with our results as the 2016/2017 ski season comes to its conclusion. While overall visitation was impacted by the slower start to the season, our results highlight the strong performance throughout the year and the stability provided by our season pass, the benefit of our increasing geographic diversification and the success of our sophisticated marketing efforts that continue to support robust destination visitation and guest spending.”
Regarding the outlook for fiscal 2017, Katz said, “Based on our performance this spring we expect that our fiscal year 2017 Resort Reported EBITDA will be in the top half of the guidance range issued on March 10, 2017.”
Discussing spring season pass sales results, Katz continued, “Our attention is already turning to the 2017/2018 season with spring season pass sales underway.  The strength of our resort network and the value of our season pass products provide the most compelling proposition for skiers and riders in the industry. To date, we have seen strong overall results with continued growth on top of the record results we saw last spring.”

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. Vail Resorts' subsidiaries operate ten world-class mountain resorts and three urban ski areas, including Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Perisher in Australia; Wilmot Mountain in Wisconsin; Afton Alps in Minnesota and Mt. Brighton in Michigan. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

Forward Looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements, including our expectations regarding our fiscal 2017 performance, that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, the cost and availability of travel options and changing consumer preferences; the seasonality of our business combined with adverse events that occur during our peak operating periods; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to a disruption in our water supply that would impact our snowmaking capabilities; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to hire and retain a sufficient seasonal workforce; risks related to our workforce, including increased labor costs; loss of key personnel; our ability to successfully integrate acquired businesses or that acquired businesses may fail to perform in accordance with expectations, including Whistler Blackcomb and Stowe Mountain Resort or future acquisitions; our ability to realize anticipated financial benefits from Park City; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, with respect to acquired businesses; risks associated with international operations; fluctuations in foreign currency exchange rates, particularly the Canadian dollar and Australian dollar; changes in accounting estimates and judgments, accounting principles, policies or guidelines; a materially adverse change in our financial condition; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2016, which was filed on September 26, 2016 and the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 2016, which was filed on December 9, 2016.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.